EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.4 Million, or $0.37 per Diluted Share, in 4Q16  and Record Earnings of $5.1 Million, or $1.32 per Diluted Share, in 2016; Declares Regular Quarterly Cash Dividend of $0.08 per Share

HELENA, Mont., Jan. 26, 2017 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income increased 98.9% to $5.1 million, or $1.32 per diluted share, in 2016, compared to $2.6 million, or $0.67 per diluted share, in 2015.  For the fourth quarter of 2016, net income increased 64.5% to $1.4 million, or $0.37 per diluted share, compared to $881,000, or $0.22 per diluted share, in the fourth quarter a year ago.  In the preceding quarter, Eagle earned a record $1.8 million, or $0.46 per diluted share.

Eagle’s board of directors declared a regular quarterly cash dividend of $0.08 per share.  The dividend will be payable March 3, 2017 to shareholders of record February 10, 2017.  The current annualized yield is 1.63% at recent market prices.

“We achieved record 2016 earnings, along with strong fourth quarter earnings of $1.4 million,” said Peter J. Johnson, President and CEO.  “We continue to produce solid loan and core deposit growth, which highlights our ability to deepen and grow customer relationships, as well as gain new customers and market share.  With steady balance sheet growth and significant and ongoing improvements in revenue generation, we are continuing to produce and retain earnings while paying appropriate dividends to increase value for our shareholders.”

Fourth Quarter 2016 Highlights (at or for the three month period ended December 31, 2016, except where noted)

  Net income grew 64.5% to $1.4 million, or $0.37 per diluted share in the fourth quarter, compared to $881,000, or $0.22 per diluted share in the fourth quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 34.4% to $10.2 million compared to $7.6 million in the same period a year ago.
  Net interest margin improved 20 basis points to 3.61% compared to a year ago.
  Total loans increased 14.5% to $466.2 million at December 31, 2016, compared to $407.3 million a year earlier.
  Commercial real estate loans increased 28.0% to $214.9 million, or 46.1% of total loans at December 31, 2016, compared to $167.9 million, or 41.2% of total loans a year earlier.
  Total deposits increased 6.1% to $512.8 million at December 31, 2016, from $483.2 million a year earlier.
  Capital ratios remain strong with a tangible shareholders equity ratio of 10.03% at December 31, 2016.
  Declared quarterly cash dividend to $0.08 per share, providing a 1.63% current yield at recent market prices.

Balance Sheet Results

“The loan portfolio continues to expand, which is a reflection of the strong local economy and demand in our markets.  The commercial real estate and C&I loan segments of our loan portfolio, in particular, continue to build momentum,” said Johnson.  Total loans increased 1.0% to $466.2 million at December 31, 2016, compared to $461.5 million three months earlier and increased 14.5% compared to $407.3 million a year earlier.

Eagle originated $96.5 million in new residential mortgages during the quarter, excluding construction loans, and sold $90.6 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.41%.  This production compares to residential mortgage originations of $101.2 million in the preceding quarter with sales of $95.6 million.

Commercial real estate loans increased 28.0% to $214.9 million at December 31, 2016, compared to $167.9 million a year earlier, while residential mortgage loans decreased 4.1% to $113.3 million compared to $118.1 million a year earlier.  Commercial loans increased 40.0% to $54.7 million, home equity loans increased 8.1% to $49.0 million and construction loans decreased 10.5% to $20.5 million, compared to a year ago.

Total deposits increased 6.1% to $512.8 million at December 31, 2016, compared to $483.2 million a year earlier but were down slightly compared to $515.3 million at September 30, 2016.  As of year-end, checking and money market accounts represent 51.8%, savings accounts represent 16.0%, and CDs comprise 32.2% of the total deposit portfolio.

Eagle’s total assets increased 6.9% to $673.9 million at December 31, 2016, compared to $630.3 million a year earlier and decreased slightly compared to $674.5 million three months earlier.  Shareholders’ equity was $59.5 million at December 31, 2016, compared to $60.0 million three months earlier and increased 7.2% compared to $55.5 million one year earlier.  Tangible book value was $13.65 per share at December 31, 2016, compared to $13.91 per share at September 30, 2016, and $12.67 per share a year earlier.

Operating Results

“Our 2016 net interest margin improved eight basis points to 3.46% compared to 3.38% in 2015, primarily as a result of growing both in core deposits and loans,” Johnson said.  Eagle’s net interest margin increased six basis point to 3.61% in the fourth quarter, compared to 3.55% in the preceding quarter and increased 20 basis point from 3.41% in the fourth quarter a year ago.  For the full year, Eagle’s net interest margin was 3.46% compared to 3.38% in 2015.  Funding costs for the fourth quarter were up two basis points while asset yields increased 22 basis points compared to a year ago.  The investment securities portfolio decreased to $128.4 million at December 31, 2016, compared to $145.7 million a year ago, which had a slight positive impact on the average yields on earning assets.

Fourth quarter revenues increased 33.8% to $10.2 million compared to $7.6 million in the fourth quarter a year ago, and increased modestly compared to $10.1 million in the preceding quarter.  For the year, revenues increased 23.5% to $36.8 million, compared to $29.8 million in 2015.  Net interest income before the provision for loan loss increased 2.6% to $5.6 million in the fourth quarter compared to $5.4 million in the preceding quarter, and increased 14.3% compared to $4.9 million in the fourth quarter a year ago.  For the year, net interest income increased 15.4% to $20.8 million, compared to $18.0 million in 2015.

Eagle’s noninterest income increased 70.8% to $4.6 million in the fourth quarter, compared to $2.7 million in the fourth quarter a year ago, but decreased modestly compared to $4.7 million in the preceding quarter.  For the full year, noninterest income increased 36.0% to $16.0 million compared to $11.8 million in 2015.  Mortgage servicing fees and net gain on sale of mortgage loans contributed to the growth.  Fourth quarter noninterest expenses were $7.6 million, compared to $7.2 million in the preceding quarter and $6.4 million in the year ago quarter.  Increased compensation due to additional loan production and year end benefit expenses contributed to the increase.  In 2016, noninterest expense was up modestly to $28.0 million compared to $25.7 million in 2015.

Credit Quality

Eagle’s fourth quarter provision for loan losses was $452,000, compared to $472,000 in the preceding quarter and $343,000 in the fourth quarter a year ago.  As of December 31, 2016, the allowance for loan losses represented 414.1% of nonperforming loans compared to 263.3% three months earlier and 139.3% a year earlier.  Nonperforming loans (NPLs) were $1.2 million at the end of the year, which was down 34.8% compared to $1.8 million three months earlier, and down 54.8% compared to $2.5 million a year earlier.

Fourth quarter net charge-offs totaled $332,000, compared to $82,000 in the preceding quarter and $23,000 in the fourth quarter a year ago.  The allowance for loan losses was $4.8 million, or 1.02% of total loans at December 31, 2016, compared to $4.7 million, or 1.01% of total loans at September 30, 2016, and $3.6 million, or 0.87% of total loans a year ago.

OREO and other repossessed assets was $825,000 at December 31, 2016, which was an increase compared to $513,000 at September 30, 2016.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, improved to $2.0 million at December 31, 2016, or 0.29% of total assets, compared to $2.3 million, or 0.34% of total assets three months earlier and $3.1 million, or 0.50% of total assets a year earlier.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of shareholders’ equity to tangible asset of 10.03% at December 31, 2016.  (Shareholders’ equity, plus trust preferred securities and subordinated debt, less goodwill and core deposit intangible to tangible assets).

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 13 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Audited)
	December 31,	September 30,	December 31,
	2016	2016	2015

Assets:
Cash and due from banks	$6,531	$6,802	$6,468
Interest-bearing deposits with banks	787	1,029	970
Total cash and cash equivalents	7,318	7,831	7,438
Securities available-for-sale, at market value	128,436	133,754	145,738
FHLB stock, at cost	4,012	3,870	3,397
FRB stock	871	871	887
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	18,230	19,415	18,702
Loans:
Residential mortgage (1-4 family)	113,262	113,287	118,133
Commercial loans	54,706	60,102	39,072
Commercial real estate	214,927	205,819	167,930
Construction loans	20,540	20,649	22,958
Consumer loans	14,800	14,867	14,641
Home equity	49,018	47,694	45,345
Unearned loan fees	(1,092)	(919)	(795)
Total loans	466,161	461,499	407,284
Allowance for loan losses	(4,770)	(4,650)	(3,550)
Net loans	461,391	456,849	403,734
Accrued interest and dividends receivable	2,123	2,138	2,278
Mortgage servicing rights, net	5,853	5,439	4,968
Premises and equipment, net	19,393	19,543	18,217
Cash surrender value of life insurance	14,095	13,996	12,514
Real estate and other assets acquired in settlement of loans, net	825	513	595
Goodwill	7,034	7,034	7,034
Core deposit intangible	384	416	514
Other assets	3,805	2,671	4,176
Total assets	$673,925	$674,495	$630,347

Liabilities:
Deposit accounts:
Noninterest bearing	82,877	89,242	77,031
Interest bearing	429,918	426,035	406,151
Total deposits	512,795	515,277	483,182
Accrued expense and other liabilities	4,291	5,363	4,050
FHLB advances and other borrowings	82,413	78,855	72,716
Subordinated debentures, net	14,970	14,965	14,949
Total liabilities	614,469	614,460	574,897

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized;
none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
4,083,127 shares issued; 3,811,409, 3,779,464, and 3,779,464 shares outstanding
at December 31, 2016, September 30, 2016 and December 31, 2015, respectively)	41	41	41
Additional paid-in capital	22,366	22,184	22,152
Unallocated common stock held by employee stock ownership plan (ESOP)	(809)	(850)	(975)
Treasury stock, at cost (271,718, 303,663 and 303,663 shares at
December 31, 2016, September 30, 2016 and December 31, 2015, respectively)	(2,971)	(3,321)	(3,321)
Retained earnings	41,240	40,096	37,301
Accumulated other comprehensive (loss) income	(411)	1,885	252
Total shareholders' equity	59,456	60,035	55,450
Total liabilities and shareholders' equity	$673,925	$674,495	$630,347

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Interest and dividend Income:
Interest and fees on loans	$5,589	$5,461	$4,725	$20,842	$17,332
Securities available-for-sale	721	709	803	2,917	3,058
FRB and FHLB dividends	39	37	42	142	67
Interest on deposits with banks	-	-	-	1	1
Other interest income	2	1	-	6	5
Total interest and dividend income	6,351	6,208	5,570	23,908	20,463
Interest Expense:
Interest expense on deposits	399	383	364	1,518	1,457
Advances and other borrowings	193	209	149	815	550
Subordinated debentures	198	195	191	782	445
Total interest expense	790	787	704	3,115	2,452
Net interest income	5,561	5,421	4,866	20,793	18,011
Loan loss provision	452	472	343	1,833	1,303
Net interest income after loan loss provision	5,109	4,949	4,523	18,960	16,708

Noninterest income:
Service charges on deposit accounts	226	229	226	865	1,009
Net gain on sale of loans	3,026	3,164	1,546	10,346	6,672
Mortgage loan servicing fees	568	462	358	1,835	1,718
Wealth management income	140	166	155	601	625
Interchange and ATM fees	221	227	144	873	580
Appreciation in cash surrender value of life insurance	126	133	111	484	426
Net gain on sale of available-for-sale securities	55	110	-	249	234
Net (loss) gain on sale of OREO	-	(2)	(4)	10	(4)
Net loss on fair value hedge	-	-	-	-	(93)
Other noninterest income	237	200	156	727	594
Total noninterest income	4,599	4,689	2,692	15,990	11,761

Noninterest expense:
Salaries and employee benefits	4,503	4,177	3,672	16,286	14,350
Occupancy and equipment expense	657	698	681	2,815	2,988
Data processing	513	456	654	1,980	2,259
Advertising	166	192	237	696	800
Amortization of mortgage servicing fees	410	326	159	1,249	799
Amortization of core deposit intangible and tax credits	110	112	115	445	432
Federal insurance premiums	99	99	81	404	332
Postage	46	60	29	194	181
Legal, accounting and examination fees	115	120	105	394	520
Consulting fees	41	44	53	202	576
Other noninterest expense	966	875	615	3,354	2,489
Total noninterest expense	7,626	7,159	6,401	28,019	25,726

Income before income taxes	2,082	2,479	814	6,931	2,743
Income tax provision (benefit)	633	707	(67)	1,799	163
Net income	$1,449	$1,772	$881	$5,132	$2,580

Basic earnings per share	$0.39	$0.46	$0.23	$1.36	$0.68
Diluted earnings per share	$0.37	$0.46	$0.22	$1.32	$0.67
Weighted average shares
outstanding (basic EPS)	3,800,645	3,779,464	3,781,023	3,784,788	3,813,090
Weighted average shares
outstanding (diluted EPS)	3,874,833	3,873,171	3,855,095	3,873,589	3,859,625

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	December 31	September 30,	December 31
	2016	2016	2015
Asset Quality:
Nonaccrual loans	$614	$1,421	$2,030
Loans 90 days past due	495	301	472
Restructured loans, net	43	44	46
Total nonperforming loans	1,152	1,766	2,548
Other real estate owned and other repossessed assets	825	513	595
Total nonperforming assets	$1,977	$2,279	$3,143
Nonperforming loans / portfolio loans	0.25%	0.25%	0.63%
Nonperforming assets / assets	0.29%	0.34%	0.50%
Allowance for loan losses / portfolio loans	1.02%	1.01%	0.87%
Allowance / nonperforming loans	414.06%	263.31%	139.32%
Gross loan charge-offs for the quarter	$338	$83	$32
Gross loan recoveries for the quarter	$6	$1	$9
Net loan charge-offs for the quarter	$332	$82	$23

Capital Data (At quarter end):
Tangible book value per share	$13.65	$13.91	$12.67
Shares outstanding	3,811,409	3,779,464	3,779,464

Profitability Ratios (For the quarter):
Efficiency ratio*	73.98%	69.70%	83.17%
Return on average assets	0.86%	1.07%	0.57%
Return on average equity	9.57%	11.82%	6.39%
Net interest margin	3.61%	3.55%	3.41%

Profitability Ratios (Year-to-date):
Efficiency ratio *	74.96%	75.34%	84.96%
Return on average assets	0.78%	0.76%	0.44%
Return on average equity	8.73%	8.44%	4.77%
Net interest margin	3.46%	3.40%	3.38%

Other Information
Average total assets for the quarter	$670,469	$664,580	$621,808
Average total assets year to date	$654,811	$649,203	$583,658
Average earning assets for the quarter	$615,539	$611,055	$570,302
Average earning assets year to date	$601,824	$596,858	$533,261
Average loans for the quarter **	$479,229	$471,437	$415,332
Average loans year to date **	$456,808	$449,334	$374,849
Average equity for the quarter	$60,544	$59,958	$55,170
Average equity year to date	$58,754	$58,157	$54,051
Average deposits for the quarter	$515,771	$500,381	$478,559
Average deposits year to date	$498,224	$491,987	$465,276

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007